Exhibit 99.1

GameStop Expects Continued Growth Despite Recession

EPS Growth of +18% to +22% Projected for 2009

Europe Forecasted to Contribute $2 Billion of Sales

GRAPEVINE, Texas--(BUSINESS WIRE)--February 19, 2009--GameStop Corp. (NYSE: GME), the world’s largest video game and entertainment software retailer, today announced its fiscal 2009 sales and earnings guidance for its fiscal year ending January 30, 2010.

2008 Guidance Update

GameStop is narrowing its previously announced fourth quarter 2008 diluted earnings per share guidance to the high-end of the previous range. EPS is now expected to range from $1.33 to $1.34, a +17% to +18% increase over the prior year quarter. For the first time in the company’s history, quarterly sales exceeded $3.0 billion. Total sales were $3.5 billion, a 22% increase over the prior year quarter, with comparable store sales increasing +9.6%.

Full year 2008 diluted earnings per share is now expected to range from $2.39 to $2.40, an increase of +33% over the prior year. Full year sales increased 24% to $8.8 billion, in comparison to $7.1 billion in fiscal 2007. Comparable store sales increased +12.3% for the full year.

Fiscal 2009 Guidance

Building on another record year in 2008, in which the company surpassed its original guidance, GameStop expects to outperform the retail sector again in fiscal 2009 despite the current global recession. The company projects 2009 growth as follows:

  Total sales growth between +10.0% and +12.0%
  Comparable store sales of +4.0% to +6.0%
  Diluted earnings per share increasing +18% to +22%
  Opening 400+ new stores worldwide

The guidance is based upon existing sales and margin trends, current estimates of new product launches, and the expectation that the recession will continue through the 2009 holiday season.

Final fiscal 2008 sales and earnings results and more detailed fiscal 2009 guidance will be released in mid-March.

Note that guidance does not include debt retirement costs or merger related expenses.

International Outlook

The completion of the Micromania acquisition has enabled GameStop to secure a major, growing foothold on the European continent, where sales are forecasted to reach $2 billion in 2009. Moreover, as each of the individual European markets approach scalability, productivity will continue to increase leading to increased operating earnings.

Balance Sheet

The balance sheet remains strong, due to GameStop’s ability to consistently generate significant positive cash flow year after year. In fact, the payment for the $628.5 million Micromania acquisition was completed with a combination of cash on hand and cash from operations by January 2009. As a result, the company is well positioned to continue US and international expansion while being open to any acquisition opportunities.

“The video game business continues to enjoy robust growth, making it the fastest growing of the many consumer goods categories,” said Dan DeMatteo, Chief Executive Officer of GameStop. “2008 marked yet another year of strong new hardware sales, which will again help drive sales of new video games in the years ahead. This trend continued in January as NPD reported US new hardware unit sales grew 29%, led by Nintendo’s Wii, DS and Microsoft’s Xbox 360.

“Although our trade-in model is widely known as a driver of new software sales, our exceptional growth is also a function of thousands of conveniently located stores, excellent supply chain management, and the expertise of our associates who operate GameStop stores. Also of note is our US advertising penetration, and the power of our magazine, Game Informer, which is the twelfth largest consumer magazine in America, with over 3 million subscribers. We are energized by the fact that video gaming has gone mainstream, with recent industry data showing that nearly half of new gamers are over 35 years old and 40% are female,” concluded DeMatteo.

About GameStop

Headquartered in Grapevine, TX, GameStop Corp., a Fortune 500 and S&P 500 company, is the world's largest video game and entertainment software retailer. The company operates 6,207 retail stores in 17 countries worldwide. The company also operates two e-commerce sites, GameStop.com and EBgames.com, and publishes Game Informer(R) magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise. General information on GameStop Corp. can be obtained at the company's corporate website: http://www.gamestopcorp.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2008 and beyond, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including Nintendo's Wii; the timing of release of video game titles for next generation consoles; the risks associated with expanded international operations and the integration of recent acquisitions, including Micromania; and economic and other events that could reduce or impact consumer demand. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended February 2, 2008 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.gamestop.com.

CONTACT:
Media Contact:
Chris Olivera
Vice President,
Corporate Communications
GameStop Corp.
(817) 424-2130
or
Investor Contact:
Matt Hodges
Director,
Investor Relations
GameStop Corp.
(817) 424-2130